Exhibit 5.1

                        [Letterhead of Krieg DeVault LLP]

November 18, 2002


Board of Directors
Old National Bancorp
420 Main Street
Evansville, Indiana 47708

         Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3 Relating to 1,000,000 Shares of Common Stock

Ladies and Gentlemen:

         You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), that registers up to 1,000,000 shares of common stock, no par value, of Old National Bancorp (the "Company"), that may offered from time to time by certain selling shareholders pursuant to the Registration Statement.

         We have reviewed copies of the Amended and Restated Articles of Incorporation of the Company and By-laws of the Company (including amendments thereto), the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth.

         In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us, and the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

         This opinion letter is based as to matters of law solely on the Indiana Business Corporation Law (the "IBCL") of the State of Indiana. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

         Based upon and subject to the foregoing and the assumptions set forth below, we are of the opinion that the shares that the Company hereafter issues and that may be resold pursuant to the Registration Statement will, when issued and paid for as contemplated by the Relevant Documents (as defined below), be duly authorized, validly issued, fully paid and non-assessable under the IBCL. In rendering the foregoing opinion, we have assumed that:

o the shares will be issued pursuant to one or more acquisition agreements and/or warrants, options or convertible securities issued in connection with acquisitions (all the foregoing being referred to as the "Relevant Documents"); and

o prior to each issuance of shares, the board of directors of the Company will duly authorize the execution and delivery by the Company of the Relevant Documents relating to such issuance and the issuance of the shares as contemplated by such Relevant Documents.

         We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion is addressed to you and is solely for your use in connection with the Registration Statement, and we assume no professional responsibility to any other person whatsoever. Accordingly, the opinion expressed herein is not to be relied upon, utilized or quoted by or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, the prior written consent of this firm.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                                     Very truly yours,

                                                     /s/ Krieg DeVault LLP

                                                     KRIEG DEVAULT LLP